Exhibit 99.1

Lantheus and Progenics Reschedule Their Respective Special Meetings of Stockholders for Proposed Merger

NORTH BILLERICA, MA – April 2, 2020 – Lantheus Holdings, Inc. (NASDAQ: LNTH) (“Lantheus”), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, and Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) (“Progenics”), an oncology company developing innovative medicines and artificial intelligence to find, fight and follow cancer, today announced that they have decided to reschedule their respective special meetings of stockholders (the “Special Meetings”) to vote on matters related to the proposed merger of Lantheus and Progenics from April 28, 2020, to June 16, 2020.

The rescheduled Special Meetings will allow both companies the time necessary to respond to the COVID-19 pandemic and its effect on each company’s business and on the combined entity.

Further details about the time, location and record date for the Special Meetings will be announced when finalized.

“We continue to believe that a combination of our two companies will create a stronger, more diversified precision diagnostics imaging and therapeutics company,” said Mary Anne Heino, President and Chief Executive Officer of Lantheus. “We remain excited about the potential value that can be unlocked by combining our two businesses and are encouraged by what we have continued to learn about the Progenics business during our ongoing integration efforts. We look forward to putting the vote before our stockholders, closing the merger and beginning this exciting next phase of growth for our business.”

There are no additional changes to the previously announced terms of the proposed combination. Lantheus and Progenics both remain committed to closing the transaction in the second quarter of 2020 and remain confident in the benefits that the proposed combination will bring to the stockholders of both companies.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of LMI, a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, including the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension and TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures. The Company is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.

About Progenics

Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agents for prostate cancer (PyL™ and 1404); and imaging analysis technology (aBSI and PSMA AI). Progenics has three commercial products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and oral and subcutaneous formulations of RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which are partnered with Bausch Health Companies Inc.

Important Information For Investors And Stockholders

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

In connection with the proposed transaction, Lantheus filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 on November 12, 2019, as amended by Amendment No. 1 to that registration statement filed with the SEC on March 16, 2020, that includes a joint proxy statement of Lantheus and Progenics that also constitutes a preliminary prospectus of Lantheus. The registration statement was declared effective by the SEC on March 18, 2020, and Lantheus and Progenics commenced mailing the joint proxy statement/prospectus to stockholders of Lantheus and Progenics on or about March 19, 2020. INVESTORS AND SECURITY HOLDERS OF LANTHEUS AND PROGENICS ARE STRONGLY ENCOURAGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by Lantheus or Progenics through the website maintained by the SEC at https://www.sec.gov.

Copies of the documents filed with the SEC by Lantheus will also be available free of charge on Lantheus’ website at https://www.lantheus.com/ or by contacting Lantheus’ Investor Relations Department by email at ir@lantheus.com or by phone at (978) 671-8001. Copies of the documents filed with the SEC by Progenics will also be available free of charge on Progenics’ internet website at https://www.progenics.com/ or by contacting Progenics’ Investor Relations Department by email at mdowns@progenics.com or by phone at (646) 975-2533.

Certain Information Regarding Participants

Lantheus, Progenics, and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Lantheus is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 25, 2019, and its definitive proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 12, 2019. Other information regarding the participants of Lantheus in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Information about the directors and executive officers of Progenics is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 13, 2020. Other information regarding the participants of Progenics in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at https://www.sec.gov and from Investor Relations at Lantheus or Progenics as described above.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current plans, estimates and expectations that are subject to various risks and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “target,” “contemplate,” “estimate,” “predict,” “potential,” “opportunity,” “creates” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including the expected timing of the closing of the merger; the ability of the parties to complete the merger considering the various closing conditions; the expected benefits of the merger, such as efficiencies, cost savings, synergies, revenue growth, creating shareholder value, growth potential, market profile, enhanced competitive position, and financial strength and flexibility; the competitive ability and position of the combined company; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Lantheus’ and Progenics’ plans, estimates or expectations could include, but are not limited to: (i) Lantheus or Progenics may be unable to obtain stockholder approval as required for the merger; (ii) conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Lantheus or Progenics to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Lantheus or Progenics does business, or on Lantheus’ or Progenics’ operating results and business generally; (v) Lantheus’ or Progenics’ respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Lantheus or Progenics may be adversely affected by other economic, business, and/or competitive factors, including the ongoing COVID-19 pandemic; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (x) the risk that Lantheus or Progenics may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; (xi) risks that the anticipated benefits of the merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; (xii) the impact of legislative, regulatory, competitive and technological changes; (xiii) expectations for future clinical trials, the timing and potential outcomes of clinical studies and interactions with regulatory authorities; and (xiv) other risks to the consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Lantheus and Progenics are set forth in their respective filings with the SEC, including each of Lantheus’ and Progenics’ most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. Readers should also carefully review the risk factors described in other documents that Lantheus and Progenics file from time to time with the SEC. The forward-looking statements in this document speak only as of the date of these materials. Except as required by law, Lantheus and Progenics assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Lantheus

Investor Contact:

Mark Kinarney

978-671-8001

ir@lantheus.com

Media Contacts:

Sard Verbinnen & Co

Stephen Pettibone / Warren Rizzi / TJ White

212-687-8080

lantheus-svc@sardverb.com

Progenics

Investor Contact:

Melissa Downs

646-975-2533

mdowns@progenics.com

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